Exhibit 23.1

DAVIS ACCOUNTING GROUP, P.C.
A Certified Public Accounting Firm
1957 West Royal Hunte Drive, Suite 150, Cedar City, Utah 84720
(435) 865-2808 • FAX (435) 865-2821

Mr. Aron Fishl Paluch, Director and President
International Medical Staffing, Inc.
542 East 3rd Street
Brooklyn, New York 11218

Dear Mr. Paluch,

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation in the Registration Statement of International Medical Staffing, Inc. on Form SB-2 of our report on the financial statements of the Company as its registered independent auditors dated November 1, 2007, as of and for the period ended September 30, 2007. We further consent to the reference to us in the section on Experts.

Respectfully submitted,

/s/ Davis Accounting Group P.C.

Cedar City, Utah,
December 19, 2007.